Exhibit 4.17

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE TRANSFER THIS WARRANT OR THE SECURITIES ISSUABLE UPON THE EXERCISE THEREOF WILL BE VOID.

Void after

September 11, 2012

Issued this 6th day of September, 2007

WARRANT TO PURCHASE SHARES

This Warrant is issued to Medley Opportunity Fund Ltd. (Cayman), a Cayman Islands company (the (“Holder”), by CGEN Digital Media Company Limited, a Cayman Islands company (the “Company”), pursuant to the terms of that certain Warrant Purchase Agreement (the “Agreement”) of even date herewith. Terms used but not defined herein shall have the respective meaning set forth in the Agreement.

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to the number of fully paid and nonassessable Shares (as defined below) that equals the Warrant Coverage Amount.

2. Definitions.

(a) Exercise Price. The exercise price for the Shares shall be the lower of (a) $0.70 per Share or (b) (i) in the event of an IPO, 75% of the final price per share of the Shares offered by the Company to the public in the IPO as set forth in the final prospectus or, in the event of a listing only outside the US, the final listing price per share of the Shares on the principal securities exchange on which the Shares are listed and (b) in the event of a Change in Control or Asset Sale, equal to 75% multiplied by the price per share offered for the Shares (calculated without taking into account the exercise of this Warrant) based on the valuation of the Company in such Change in Control or Asset Sale (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).

(b) Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the closing date of an IPO or immediately prior to a Change of Control or Asset Sale, and ending on the expiration of this Warrant pursuant to Section 13 hereof.

(c) Warrant Coverage Amount. The term “Warrant Coverage Amount” shall mean that number of Shares which equals three percent (3%) of the fully diluted Shares of the Company on an as converted basis (taking into account all of the Company’s securities, excluding only this Warrant, that are outstanding, convertible or exchangeable into Shares, including without limitation employee share options) immediately following any IPO (for the avoidance of doubt, the calculation of fully diluted Shares of the Company on an as converted basis immediately following any IPO shall include all Shares newly issued by the Company in such IPO), Change in Control or Asset Sale, as the case may be.

(d) The Shares. The term “Shares” shall mean ordinary shares of the Company.

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices; and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Net Exercise. In lieu of cash exercising this Warrant, the holder of this Warrant may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

X=	Y (A - B)
A

Where

X —	The number of Shares to be issued to the holder of this Warrant.
Y —	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation).
A —	The fair market value of one Share (at the date of such calculation).
B —	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing bid and asked prices of Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange on which the Shares are listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-counter market or on an exchange, the fair market value shall be as determined in good faith by the Company’s Board of Directors, unless the Company is at such time subject to a Change of Control, in which case the fair market value of a Share shall be deemed to be the value to be received by the holders of such shares pursuant to such Change of Control.

5. Updated Registry of Members; Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, the registry of members of the Company shall be updated and one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the subscription notice.

6. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of Shares to provide for the exercise of the rights represented by this Warrant. In the event that there is an insufficient number of Shares reserved for issuance pursuant to the exercise of this Warrant, the Company will take appropriate action to authorize an increase in the capital stock to allow for such issuance or similar issuance acceptable to the Holder.

7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its Shares as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. Representations of the Company. The Company represents that all corporate actions on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of this Warrant have been taken.

10. Compliance with Securities Act; Transfers. Subject to compliance with the terms and conditions of this Section 10, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer; provided, however, that this Warrant may not be transferred to any Person who, to the knowledge of the Holder, is a direct competitor of the Company Group at the relevant time. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Holder’s counsel, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Securities Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Securities Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Company, as promptly as practicable, shall notify the Holder that the Holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for the Holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 10 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11. Restrictive Legend. Each certificate representing the Shares shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (C) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID..

12. Market Stand-Off Agreement. In connection with the IPO, upon request of the Company, the Holder hereby agrees that it shall not, without the prior written consent of the Company, sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or any other securities of the Company held by the Holder for a period specified by the representative of the underwriters of Shares or any other securities of the Company, such period not to exceed seven (7) days before and one-hundred eighty (180) days following the pricing date of the IPO (the “Lock-Up”). In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, the Holder and its permitted transferees shall not be required to enter into any lockup, or any Lock-Up with terms substantially different from others, unless ninety percent (90%) of similarly situated shareholders of the Company are required to enter into and ultimately execute such Lock-Up.

13. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable after 5:00 p.m., New York local time, on September 11, 2012;

14. Notices. Except as otherwise set forth in this Warrant, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or telecopy communication) and mailed or telegraphed or telexed or sent by telecopy or delivered, if to the Company, at its address set forth on the signature page hereof; and if to the holder, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, sent by telex or sent by telecopy, respectively.

15. Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

“THE COMPANY”

CGEN DIGITAL MEDIA COMPANY LIMITED

By:	/s/
Name:
Title:

Address:

Attention:

“THE HOLDER”

MEDLEY OPPORTUNITY FUND LTD.(CAYMAN)

By:	/s/
Name:
Title:

Address:

Medley Opportunity Fund Ltd. (Cayman) c/o Medley Capital LLC
Investment Manager for Medley Opportunity
Fund Ltd. (Cayman)
375 Park Avenue, Suite 3304
New York, NY 10152
U.S.A.

Attention: Andrew Fentress